Exhibit 10.26

Execution Copy

GENESIS MICROCHIP INC.

INTERIM CEO EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Genesis Microchip Inc. (the “Company”) and Eric Erdman (“Executive” and, together with the Company, the “Parties”) as of the latest date set forth on the signature page of this Agreement, effective as of the date set forth in Section 15 below.

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will serve as Interim Chief Executive Officer of the Company until such time as the employment relationship is terminated by either Party pursuant to Section 2. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). In addition, Executive will continue to serve as the Company’s Chief Financial Officer until a new Chief Financial Officer is hired as contemplated by Section 3(b) below.

(b) Obligations. During the Employment Term (as defined in Section 2 below), Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to engage actively in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2. At-Will Employment. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” The Parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $275,000 (the “Base Salary”), and may be increased on an annual basis in connection with the Company’s normal compensation review process. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholding.

(b) One-Time Bonus. Within thirty (30) days after the Company hires a new Chief Financial Officer of the Company, the Company will pay to Executive a one-time lump-sum bonus equal to the product of (i) $10,000 and (ii) the number of months for which Executive has served as both Interim Chief Executive Officer and Chief Financial Officer of the Company, but in no event will the total amount of the bonus exceed $100,000.

(c) Annual Bonus. If the Company implements an annual bonus plan for senior executives, Executive will be eligible to participate in that plan, subject to the achievement of Company and individual performance objectives as determined by the Compensation Committee of the Board (the “Bonus”). The Company reserves the right to cancel or change any bonus plan it offers to its senior executives at any time.

(d) Housing. During the Employment Term, the Company will lease for Executive’s use in the Bay area a furnished rental house that is reasonably acceptable to Executive and that is comparable to the furnished rental house currently being leased for Executive’s use.

(e) Medical Costs Reimbursement. To the extent not reimbursed by insurance or previously reimbursed by the Company, the Company will reimburse Executive for reasonable medical costs actually incurred by Executive (or his dependents) from March 2002 through the end of the Employment Term, up to a maximum reimbursement of $5,000.

(f) Immigration. During the Employment Term, the Company will reimburse Executive and his spouse for reasonable immigration expenses (including reasonable legal costs) actually incurred by Executive in connection with his working in the United States for the Company.

(g) Tax Services. For years occurring during the Employment Term, the Company will reimburse Executive for reasonable tax services expenses actually incurred by Executive for tax return preparation and tax advice associated with such preparation. The Company will reimburse Executive only for expenses that do not exceed $10,000 per calendar year of the Employment Term.

(h) Vehicle Importation. The Company will reimburse Executive for reasonable costs actually incurred to meet vehicle importation guidelines for the importation of Executive’s vehicles (set forth on Exhibit A) into the United States for use by Executive during the Employment Term. In addition, at the end of the Employment Term, the Company will reimburse Executive for reasonable costs actually incurred to meet vehicle importation guidelines for the importation of such vehicles back to Canada. In lieu of the benefits set forth in the previous two sentences, if Executive so requests, the Company will instead lease vehicles, substantially similar to the vehicles set forth on Exhibit A, for the Executive’s use in the Bay area during the Employment Term and pay reasonable shipment and storage fees, if any, actually incurred by Executive during the Employment term for the storage in Canada of the vehicles set forth on Exhibit A.

(i) Canada Relocation Expenses. At the end of the Employment Term, the Company agrees to reimburse Executive for reasonable moving expenses actually incurred by Executive and his family during their relocation from Executive’s primary residence in California back to Canada. Such reimbursement shall not exceed $50,000.

(j) Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(k) General Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses actually incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(l) Legal Fee Reimbursement. The Company agrees to pay Executive’s reasonable legal fees actually incurred in connection with the negotiation and execution of this Agreement upon receiving invoices for such services. Such reimbursement shall not exceed $15,000.

4. Severance.

(a) Removal other than for Cause. If the Company removes Executive as Interim Chief Executive Officer, or hires a new Chief Executive Officer, in each case unless Executive is offered a comparable or greater position, or unless Executive is offered an alternative position that he accepts, and in each case without his consent and for a reason other than Cause, then, subject to Executive entering into and not revoking a release of claims in a form acceptable to the Company, Executive will:

(i) receive a lump-sum payment equal to 100% of the then-current Base Salary;

(ii) receive a lump-sum payment equal to the prorated portion, based on the number of months Executive was employed by the Company during the relevant fiscal year, of the full target Bonus, if any, that Executive would have earned if he had been employed for the full fiscal year and if 100% of the objectives for receiving the Bonus were met;

(iii) with respect to any Company stock options granted to Executive on or prior to August 12, 2003, be entitled to immediate 100% vesting;

(iv) with respect to any Company stock options granted to Executive after August 12, 2003, be entitled to accelerated vesting such that the number of shares that would have vested if Executive’s employment continued for twelve (12) months following the termination date will immediately vest and become fully exercisable as of the termination effective date;

(v) have up to eighteen (18) months following termination of employment to exercise his vested stock options including options vesting pursuant to this Section 4 (or if sooner, until the maximum term of the option);

(vi) receive Company-paid coverage for himself and his eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan), except for long-term disability coverage, for a period equal to the earlier of (A) twelve (12) months following termination of employment or (B) the date Executive secures alternative employment;

(vii) receive any unpaid benefits provided in Sections 3(d) (for a period of 90 days), 3(g), 3(h) and 3(i) (in accordance with the terms of such Sections); and

(viii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company’s then-existing employee benefit plans and policies.

(b) Voluntary Termination for Good Reason. If Executive voluntarily terminates his employment with the Company within ninety (90) days following a Good Reason event then, subject to Executive entering into and not revoking a release of claims in a form acceptable to the Company, Executive will be entitled to the same payments and benefits provided in Section 4(a) above, subject to the same terms and conditions provided in Section 4(a).

(c) Other Voluntary Terminations. If Executive voluntarily terminates his employment with the Company other than pursuant to Section 4(b), then Executive will (i) receive the Base Salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies, (iii) receive the benefits provided in Sections 3(h) and 3(i) (in accordance with the terms of such Sections), and (iv) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law. To the extent that Executive’s employment by the Company in the United States ceases to comply with applicable immigration laws because of a change in those laws, Executive will take all reasonable steps, at the Company’s expense, to cause his employment by the Company in the United States to come into compliance with such laws. If, after taking all such reasonable steps, Executive is prohibited from continuing his employment with the Company in the United States by applicable immigration laws, such event will not be deemed to be a voluntary termination of Executive’s employment under this Agreement.

(d) Involuntary Termination for Cause. If the Company terminates Executive’s employment with the Company for Cause, then Executive will (i) receive the Base Salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies, (iii) receive any unpaid benefits provided in Sections 3(h) and 3(i) (in accordance with the terms of such Sections), and (iv) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law.

5. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct in connection with Executive’s responsibilities as an employee, or (iv) Executive’s failure to perform his material employment duties if such failure is not remedied within thirty (30)

days following receipt by Executive of written notice from the Company specifying the facts relating to the failure.

(b) Good Reason. For purposes of this Agreement, “Good Reason” means, in each case without Executive’s express written consent:

(i) a significant reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction, unless Executive is offered comparable or greater duties and responsibilities, or unless Executive is offered alternative duties and responsibilities that he accepts, it being understood that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when, following an acquisition of the Company, the Chief Executive Officer of the Company remains the Chief Executive Officer of a division or subsidiary of the acquirer that contains all or substantially all of the Company’s business and performing comparable or greater duties and responsibilities with respect to the business) shall not constitute “Good Reason”;

(ii) a reduction by the Company of Executive’s Base Salary as in effect immediately prior to such reduction, except pursuant to a company-wide program where all executive salaries are reduced in a similar manner;

(iii) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction, except pursuant to a company-wide program where all executive facilities and perquisites are reduced in a similar manner;

(iv) a material reduction, without good business reasons, by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction, with the result that Executive’s overall benefits package is significantly reduced, except pursuant to a company-wide program where all executive benefits are reduced in a similar manner;

(v) the relocation of Executive to a facility or a location more than fifty (50) miles from his current employment location in Santa Clara County, California; or

(vi) the failure of the Company to obtain the assumption of this Agreement by any successors pursuant to a change of control transaction;

provided, however, that the Company shall have a period of thirty (30) days following receipt of written notice from Executive specifying the grounds for a purported voluntary termination for Good Reason to cure any event or failure that would otherwise constitute Good Reason. Notwithstanding the provisions of the previous sentence, “Good Reason” shall not include the removal of Executive from the position of Chief Financial Officer or Director of the Company, or from any position with the Company other than Interim Chief Executive Officer or Chief Executive Officer, or from any position with any of the Company’s subsidiaries or affiliates, at any time.

6. Confidential Information. Executive agrees to continue to maintain the confidentiality of all confidential and proprietary information of the Company and agrees to abide by the terms of the confidentiality agreement entered into by Executive with the Company on July 24, 1995 (the “Confidential Information Agreement”).

7. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

8. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

If to the Company:

Genesis Microchip Inc.

2150 Gold Street

Alviso, California 95002

Attn: General Counsel

If to Executive:

at the last residential address known by the Company.

9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

10. Arbitration.

(a) Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) will apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the Parties are participants.

(c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING, BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

11. Integration; Waiver. This Agreement, together with the Confidential Information Agreement, any agreements relating to proprietary rights between Executive and the Company, and any written stock option agreements provided previously by the Company to Executive, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes and terminates in their entirety all prior or contemporaneous agreements, whether written or oral, including the settlement agreement between Executive and the Company dated February 14, 2002, the General Release between Executive and the Company dated February 18, 2002, and the offer letter dated March 18, 2002. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the Parties hereto. Notwithstanding anything to the contrary in this Agreement, Executive hereby agrees that the hiring of a new Chief Financial Officer does not trigger, directly or indirectly, any severance payments or benefits under this Agreement or the offer letter between the Company and Executive dated March 18, 2002.

12. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

13. Governing Law. This Agreement will be governed by the laws of the State of California (without regard to its conflict of laws provisions).

14. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this Agreement with, and to obtain advice regarding this Agreement from, his private attorney, and that he has had sufficient time to review, and has carefully read and fully understands, all the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement.

15. Effective Date. This Agreement shall be deemed effective as of July 20, 2003, which was the date that Executive first assumed the role of Interim Chief Executive Officer of the Company.

16. Amendment. This Agreement may not be amended or modified except by a written instrument signed by Executive and a duly authorized member of the Board. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the terms of this Agreement or of his employment with the Company.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the respective date set forth below.

GENESIS MICROCHIP INC.

By:	/s/ Jeffrey Diamond
Title:	Chairman of the Board

Date:	February 13, 2004

EXECUTIVE

/s/ Eric Erdman
Eric Erdman

Date:	February 13, 2004

EXHIBIT A

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